Exhibit 10.3

International Paper Company
Notice of Award under the Recognition Award Plan

Recognition Award - Restricted Stock Units (RA-RSUs)
Stock-Settled
W. Thomas Hamic
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THIS CERTIFIES THAT, effective June 14, 2024, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of International Paper Company (the “Company”) has authorized the grant (the “Award”) of time-based restricted stock units (the “Restricted Stock Units” or “RSUs”) to W. Thomas Hamic (the “Participant”) under the terms and conditions of the International Paper Company 2024 Long-Term Incentive Compensation Plan (the “Plan”). The Award is subject to the terms and conditions (the “Terms and Conditions”) herein.

Date of Award:     June 14, 2024

Number of Units:            30,000

Vesting Date:    April 1, 2026

The Committee has approved the target number of RSUs for this Award, which is 30,000. The RSUs will remain restricted until fully vested on the vesting date with accelerated vesting in certain circumstances, including following an Involuntary Termination for reasons other than for Cause, as defined in the Plan. The RSUs will be settled in shares of Company common stock.

Terms not otherwise defined in this certificate have the meaning assigned to them in the Plan. In the event of any inconsistency between the Terms and Conditions and the provisions of the Plan, the Plan will govern. By accepting this Award, the Participant acknowledges receipt of a copy of the Company’s LTIP prospectus relating to this Award, represents that he or she is familiar with the terms and conditions of the Plan and agrees to accept this Award subject to all the terms and conditions of the Plan and of the Award.

IN WITNESS WHEREOF, the Company has caused this Award to be executed by its duly authorized officer as of June 14, 2024.

International Paper Company

/s/ Thomas J. Plath
Senior Vice President, Human Resources and Global Citizenship

Exhibit 10.3
TERMS AND CONDITIONS OF RECOGNITION AWARD - RESTRICTED STOCK UNITS AWARD

This Restricted Stock Units Award agreement is made between you, the Participant, and International Paper Company, a New York corporation (the “Company”), by direction of the Senior Vice President – Human Resources and Corporate Affairs. This award (the “Award”) is subject to the provisions of the Company’s 2024 Long-Term Incentive Compensation Plan (the “Plan”). Terms not otherwise defined herein have the meaning assigned to them in the Plan. This Award agreement serves as your acceptance of the Award and the terms and conditions described in this Award agreement.
1.Compliance with Laws and Regulations. It is intended that this Award, and any securities issued pursuant to this Award, will comply with all provisions of federal and applicable state securities laws.
2.Restricted Stock Units.
(a)All restricted stock units issued under this Award will be contingently awarded with respect to the specific vesting period (the “Vesting Period”) as described in the Award Certificate set forth herein. The restricted stock units will vest on the date specified in the Award Certificate (the “Vesting Date”). The restricted stock units may not be sold, transferred, pledged or assigned at any time.
(b)Except as provided in 2(d) and in paragraph 4 below, payout of an Award is contingent solely upon the passage of time and your continued service with the Company through the Vesting Date, and not on Company or individual performance.
(c)All dividend equivalent units accrued during the Vesting Period will be reinvested in additional restricted stock units (which will be allocated to the same Vesting Period and will be subject to the same terms and conditions as the original Award).
(d)If you experience an involuntary termination for reasons other than for Cause (as defined in the International Paper Company 2024 Long-Term Incentive Compensation Plan) prior to the Vesting Date, the vesting of the shares will automatically accelerate so that this Award will, immediately before the effective date of the involuntary termination, become fully vested for all of the shares of common stock subject to this Award.
3.    Payment of Withholding Taxes. Generally, to pay withholding taxes due on an Award upon payout, the Company will reduce the number of restricted stock units paid to you by an amount sufficient to pay the minimum statutorily required withholding taxes.
4.    Method of Determining Actual Award and Removal of Restrictions.
(a)As soon as reasonably practicable after the Vesting Date (but in no event later than 30 days thereafter), the number of restricted stock units that have vested under this Award will be determined and you will receive, in settlement of the Award, a number of unrestricted shares of Company common stock equal to the number of restricted stock units that vest.
(b)You will receive accelerated vesting of all outstanding restricted stock units underlying this Award upon a termination of employment for the following events: (i) death or (ii) Disability. In these events, all unvested restricted stock units will accelerate and you (or, if applicable, your beneficiary or estate) will receive a number of unrestricted shares of Company common stock equal to the number of restricted stock units that would have vested upon the Vesting Date. Such restricted stock units will be settled, and the Company common stock delivered to you as soon as reasonably practicable following the date of your termination of employment due to death or Disability (but in no event later than 30 days thereafter).
(c)You will receive a prorated, accelerated vesting of all outstanding restricted stock units underlying this Award upon termination of employment in connection with a divestiture made by the Company or upon an elimination of position by the Company. Your award will be prorated based upon your months of service prior to your termination and will vest immediately and will be settled in shares of our common stock or an equivalent value in cash, as applicable, as soon as reasonably practicable following the date of your termination of employment.
(d)Your Award will be forfeited and cancelled if you cease to be an active employee of the Company prior to the Vesting Date for any reason other than death, Disability, involuntary termination for reasons other than for Cause, termination due to a divestiture made by the Company or upon an elimination of position by the Company.
(e)In the event of a Change of Control of the Company, the Award will be treated as described in the Plan.

Exhibit 10.3
(f)In the event the Company‘s financial statements are required to be restated as a result of errors, omissions or fraud, the Company may recover all or a portion of the Award with respect to any fiscal year of the Company during the Vesting Period the financial results of which are negatively affected by such restatement. Additional mandatory clawback provisions apply to current and former executive officers, as defined in the Company’s Clawback Policy.
5.    Changes in Stock. In the event of any stock dividend, split, reclassification or other analogous change in capitalization, or any distribution (other than regular cash dividends) to holders of the Company’s common stock, the Committee will make such adjustments, if any, as it deems to be equitable in the number of restricted stock units awarded to you, in accordance with administrative guidelines.
6.    Other Terms and Conditions.
(a)The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareowner approval, subject to certain limitations described in the Plan. Further, the granting of an Award is discretionary by the Company. The Company may change the eligibility or other provisions of the Plan with Committee approval at any time.
(b)You (or, if applicable, your estate or beneficiary) will promptly provide all information related to this Award that is requested by the Company for its tax returns.
(c)You (and your surviving spouse, beneficiary, executor, administrator, heirs, successors or assigns) hereby agree to accept as binding, conclusive and final all decisions that are made by the Committee with respect to interpretations of the terms and conditions of the Plan or this Award and with respect to any questions or disputes arising under the Plan or this Award.
(d)Participation in the Plan and receipt of this Award will not give you any right to a subsequent award, or any right to continued employment by the Company for any period, nor will the granting of an Award give the Company any right to your continued services for any period. You understand that this Award is in addition to, and not a part of, your annual salary.
(e)You agree that if execution of one of more restrictive covenant agreements is required, this Award will be contingent upon your execution of such agreement(s).